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                                                                      EXHIBIT 99


Analyst contact:                                     Media contact:
Cherie Rice                                          William J. Plunkett
(630) 218-1850                                       (630) 572-8898

WASTE MANAGEMENT, INC. REDUCES DIVIDEND, SETS DATE FOR STOCKHOLDER MEETING ON MERGER WITH USA WASTE SERVICES, STOPS INFORMATION SYSTEMS PROJECTS AND SCALES BACK CENTRALIZED ACCOUNTING AND OTHER PROGRAMS

  Adopts reduced dividend policy, declaring quarterly dividend of $.01 per share

  Terminates initiatives, resulting in an estimated pre-tax charge in the second quarter ranging from $70 million to $90 million


Oak Brook, Illinois, May 15, 1998 -- Waste Management, Inc. (NYSE: WMX) today announced that its Board of Directors has adopted a new dividend policy, reducing regular quarterly dividends to $.01 per share from $.17 per share. The Board also set July 22 as the date for a special meeting of its stockholders to consider and vote on its proposed merger with a subsidiary of USA Waste Services, Inc. and approved management recommendations to terminate work on several initiatives.

The Company said the quarterly dividend declared today would be payable July 2, 1998 to stockholders of record on June 17, 1998.

"In light of Waste Management's reduced earnings and significant debt levels, our Board believes that it is now prudent for us to change our dividend policy and conserve the cash we are generating," said Robert S. (Steve) Miller, Chairman of the Board and Chief Executive Officer of Waste Management. He said the cash conserved by lowering the quarterly dividend to $.01 per share from $.17 per share is expected to be used to pay down debt, invest in continued expansion of the business and for other general corporate purposes.

The Company said it would conduct the special stockholders meeting at 2 p.m., Wednesday, July 22, at the offices of Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois. Stockholders will be mailed a joint proxy statement/prospectus providing them with information about the proposed merger in advance of the stockholder meeting. The record date for determining stockholders entitled to vote at the meeting will be the close of business on June 17, 1998.

In light of the proposed merger, Mr. Miller said the Board approved other actions. The Company will discontinue work on a previously announced project to implement new information systems and projects to remediate Year 2000 issues in its principal U.S. solid waste information systems. Instead, the Company has negotiated a license of USA Waste's principal information systems software. The Company also will decentralize certain of its accounting activities and scale back its program to further centralize purchasing and various other corporate programs. He said these actions are
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not expected to impact Waste Management's ability to meet customer service requirements.

The decision to discontinue these projects and initiatives will result in a pre-tax charge to earnings during the second quarter currently estimated to be between $70 million and $90 million. The charge will include a write-off of previously capitalized costs for new information systems hardware and software, severance and other commitments. In addition, as a result of the proposed merger, the Company is reviewing its current operational and overhead structures and, as transitional decisions related to the merger are made, may incur additional asset writedowns, severance and other charges.

"The combined organization will adhere to a more decentralized management model than is followed today at Waste Management," Mr. Miller said. "We are taking these steps now to enable the Waste Management corporate and field organization to integrate quickly and completely with the management and information systems employed by USA Waste upon completion of the merger," Mr. Miller said.

Waste Management, Inc., based in Oak Brook, Illinois, is the leading international provider of comprehensive waste management services. The Company operates throughout the United States and in select international markets through its principal subsidiaries, Waste Management of North America, Inc., Wheelabrator Technologies Inc. and Waste Management International plc.

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